Exhibit 10.2

1050 Westlakes Drive Berwyn, PA 19312 Tel (+1) 610 893 9700 Fax (+1) 610 893 9702 timothy.murphy@te.com

January 18, 2018

Joe Donahue

Dear Joe,

Following your retirement from active employment and your role as Executive Vice President and Chief Operating Officer on December 31, 2017, you will continue your employment with TE in a part-time role as a special adviser to the Chief Executive Officer. The purpose of this letter agreement is to briefly summarize the terms and conditions of your part-time employment relationship with TE Connectivity for calendar year 2018.  The terms of your part-time employment are as follows:

Title:  Special Adviser to the Chief Executive Officer

Duties:  Support special projects as requested by the Chief Executive Officer, provide mentoring to internal General and Operations Management talent, and deliver other, additional services as requested by the Chief Executive Officer.

Hours Worked:  20%-part time status (i.e. 8 to 10 hours per week on average)

Salary:  $150,000 annual rate

AIP:  You will not be eligible to receive AIP awards after FY 2017

LTI Awards:  Unless otherwise approved by the Board Management Development & Compensation Committee, you will not be eligible to receive any further long-term incentive awards. You will continue to vest in your outstanding long-term incentive awards during your part-time employment with TE.

Employee Benefits:

•                  You will not be eligible to participate in the Company’s employee benefit plans, such as the TE Health and Welfare Benefits Plans, TE RSIP and other broad-based employee plans.  You and your eligible dependents will be eligible for COBRA.

•                  With regard to your pension plan, distribution does not commence as long as you are an active employee.

•                  The 20%-part time status is sufficient so as not to trigger SSRP distributions.

Effective Date:  January 1, 2018.

Duration:  As agreed between you and the Chief Executive Officer

Service for Other Companies:  You will not be permitted to assume an employment or consulting position with any other company during the term of your part-time employment with TE.  You continue to be subject to non-compete and non-solicitation obligations applicable to all TE employees.

As a result of your retirement from the role of EVP & Chief Operating Officer, you will no longer be a Section 16 officer of the Company under U.S. securities laws and no longer be a member of the Swiss executive management under the Swiss Code of Obligations.  This letter agreement supersedes any and all prior employment agreements, including your Executive Employment Agreement dated December 15, 2015.

Please sign below to signify your agreement.

Sincerely,

/s/ Timothy Murphy

Timothy Murphy
SVP, Chief Human Resources Officer

ACCEPTED:

/s/ Joe Donahue	January 18, 2018
Joe Donahue	Date